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                                                                     Exhibit 10a
                          CONSOLIDATED AMENDMENT NO. 1
                                       TO
                 MASTER LEASE AGREEMENT AND EQUIPMENT SCHEDULES


                  THIS CONSOLIDATED AMENDMENT NO. 1 TO MASTER LEASE AGREEMENT (this "AMENDMENT"), dated as of June 30, 2000, is entered into by and between Brush Wellman Inc., an Ohio corporation ("Lessee"), and National City Bank, for itself and as agent for certain participants ("Lessor"),

                                    RECITALS:

                  A. Lessee and Lessor entered into a Master Lease Agreement, dated as of December 30, 1996, as amended by the First Amendment to Master Lease Agreement, dated as of September 2, 1997, the Second Amendment to Master Lease Agreement and Amendment to Disbursement Schedules, dated as of January 26, 1999, the Third Amendment to Master Lease Agreement and Amendment to Equipment Schedules, dated as of September 30, 1999, and the Fourth Amendment to Master Lease and Waiver, dated as of May 16, 2000 (together with all Exhibits and Schedules thereto, the "Lease Agreement"), under which Lessor agreed to lease to Lessee certain equipment to be used by Lessee at its Elmore, Ohio, facility, subject to certain conditions and in accordance with the terms thereof; and

                  B. The parties desire to amend certain provisions of the Master Lease Agreement and the Equipment Schedules thereto, and for ease of reference, the parties also desire to restate and consolidate in this Amendment all previous amendments to the Master Lease Agreement so that on and after the Effective Date hereof (as defined in Section 6.02 of this Amendment), the previous amendments to the Master Lease Agreement cease to be effective.

                                   AGREEMENT:

                  IN CONSIDERATION OF THE PREMISES above and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                       SECTION I - AMENDMENTS TO AGREEMENT

                  1.01 Section IV(a) of the Lease Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "(a) Lessee will promptly notify Lessor in writing after receipt of notice of any Tax or other mortgage, pledge, security interest, encumbrance, lien, lease or charge of any kind (including any agreement or consignment arrangement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) (collectively, a "LIEN") shall attach to any Disbursement Equipment or Equipment, of the full particulars thereof and of the location of such Disbursement Equipment or Equipment on the date of such notification."

                  1.02 Section IV(b) of the Lease Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

         "(b) Lessee will furnish or cause to be furnished to each Participant and the Lessor:



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                  (i) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the close of each fiscal year of the Parent, the consolidated and consolidating balance sheets of the Parent and the Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, of stockholder's equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and, solely in the case of the consolidated financial statements, accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Parent, which opinion shall be unqualified and shall state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly in all material respects the financial position of the Parent and the Subsidiaries as at the end of such fiscal year and the results of their operations and cash flows for such fiscal year in conformity with GAAP.

                  (ii) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of the Parent, the unaudited consolidated and (commencing with the fiscal quarter ending March 31, 2001) consolidating balance sheets of the Parent and the Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and (commencing with the fiscal quarter ending March 31, 2001) consolidating statements of income and of cash flows for such quarterly period, and setting forth, in the case of such unaudited statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which financial statements shall be certified as true and correct on behalf of the Parent by a Principal Officer of the Parent, subject to changes resulting from normal year-end audit adjustments.

                  (iii) OFFICER'S COMPLIANCE CERTIFICATES. At the time of the delivery of the financial statements provided for in sections IV(b)(i) and (ii), a certificate on behalf of a Principal Officer of the Parent to the effect that no Default or Potential Default exists or, if any Default or Potential Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish compliance with the provisions of Sections XXIV(m)(e), (o)(c), (p)(k) and Section XXIII of this Agreement, including an identification of the amounts of any financial items of persons or business units acquired by the Parent or Lessee or their Subsidiaries for any periods prior to the date of acquisition which are used in making such calculations.

                  (iv) BUDGETS AND FORECASTS. Not later than 60 days after the commencement of each fiscal year of the Parent and the Subsidiaries, a consolidated and consolidating budget in reasonable detail for such entire fiscal year and for each of the fiscal quarters in such fiscal year, and (if and to the extent prepared by management thereof ) for any subsequent fiscal years, as customarily prepared by management for their internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Parent and the Lessee and their Subsidiaries for the period or periods covered thereby, and the principal assumptions upon which forecasts and budget are based.

                  (v) NOTICE OF DEFAULT OR LITIGATION.

                           (i) Promptly, and in any event within three Business
                  Days thereof, notice of the occurrence of any event which constitutes a Default or Potential Default, which notice

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                  shall specify the nature thereof, the period of existence
                  thereof and what action Lessee or the Parent propose to take with respect thereto; and

                           (ii) Promptly, and in any event within three Business
                  Days after Lessee or the Parent or any Subsidiary obtains knowledge thereof, notice of any litigation or governmental or regulatory investigation or proceeding pending against or involving the Parent, Lessee or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

                  (vi) ERISA. Promptly, and in any event within 15 days after the occurrence of any of the following, Lessee will deliver to Lessor and each Participant a certificate on behalf of Lessee and the Parent of an Authorized Officer of setting forth the full details as to such occurrence and the action, if any, that the Parent, Lessee, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, Lessee, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:

                           (i) that a Reportable Event has occurred with respect
                  to any Plan;

                           (ii) the institution of any steps by the Parent,
                  Lessee, any ERISA Affiliate, the PBGC or any other person to terminate any Plan;

                           (iii) the institution of any steps by the Parent or
                  Lessee or any ERISA Affiliate to withdraw from any Plan;

                           (iv) the institution of any steps by the Parent or
                  Lessee or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $5,000,000;

                           (v) a non-exempt "prohibited transaction" within the
                  meaning of section 406 of ERISA in connection with any Plan;

                           (vi) that a Plan has an Unfunded Current Liability
                  exceeding $5,000,000;

                           (vii) any material increase in the contingent
                  liability of the Parent or Lessee or any Subsidiary with respect to any post-retirement welfare liability; or

                           (viii) the taking of any action by, or the written
                  threat of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

                  (vii) ENVIRONMENTAL MATTERS. Promptly upon, and in any event within 5 days after the occurrence of any of the following, notice of any of the following environmental matters which involves or could reasonably be expected to result in a Material Adverse Effect: (i) any pending or threatened (in writing) Environmental Claim against the Parent, Lessee or any of the Subsidiaries or any Real Property owned or operated by any of them; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Parent or Lessee or any of the Subsidiaries that (A) results in noncompliance by the Parent or Lessee or any of the Subsidiaries

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         with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against the Parent or Lessee or any of the Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Parent or Lessee or any of the Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or Lessee or any of the Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Parent or Lessee or any of the Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim and the Parent's or Lessee's or such Subsidiary's response thereto.

                  (h) SEC REPORTS AND REGISTRATION STATEMENTS. Promptly upon transmission thereof or other filing with the SEC, copies of all registration statements and annual, quarterly or current reports that the Parent or Lessee or any of the Subsidiaries files with the SEC, and promptly upon transmission thereof, each proxy statement, annual report, certificate, notice or other document sent by the Parent or Lessee to the holders of any of its securities (or any trustee under any indenture which secures any of its securities or pursuant to which such securities are issued).

                  (i) OTHER INFORMATION. Such other information or documents (financial or otherwise) relating to the Parent or Lessee or any of the Subsidiaries as Lessor or any Participant may reasonably request from time to time."


                  1.03 Section XI(a) of the Lease Agreement shall be amended by deleting Paragraph (v) and by deleting Paragraphs (ii), (iii), (iv), (vi), (vii) and (ix) and substituting in lieu thereof the following:

                  "(ii) If any representation, warranty or statement made in this Agreement or in any Schedule or the Guaranty, the Pledge Agreement or any other Lease Document or any other certificate, report, notice or other writing delivered to Lessor in respect of this Agreement shall be false or erroneous in any Material respect when made or deemed made,

                  (iii) If Lessee fails to perform or observe (1) any of its obligations in Section IX or Section XXIII or Section XXIV, (2) any of its obligations under the Assignment of Purchase Orders or any other Document or B. W. Alloy, Ltd. shall fail to perform or observe any of its obligations under the Assignment of Purchase Orders or any other Document to which it is a party, or (3) any of its other obligations in this Agreement (other than those referred to in clauses (i) and (iii)(1) and (iii)(2) above) and that failure shall not have been fully corrected within thirty (30) days after the giving of written notice to Lessee by Lessor that it is to be remedied, provided, however, if during that thirty-day period Lessee shall commence corrective action that, if begun and prosecuted with due diligence, cannot be completed within a period of thirty (30) days, then that thirty-day period shall be extended, but not more than an additional forty (40) days, to the extent necessary to enable Lessee to diligently complete that corrective action; or the Pledge Agreement, the Guaranty or any other Lease Document (once executed and delivered) shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect; or any Lease Party shall default in any material respect in the due performance and observance of any other obligation under a Lease Document (other than this Agreement) to which it is a party and such default shall continue unremedied for a period of at least 30 days (or such other longer cure period permitted under the applicable Lease Document) after notice by Lessor; or any Lease Party shall (or seek to)



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         disaffirm or otherwise limit its obligations under a Lease Document to which it is a party otherwise than in strict compliance with the terms thereof,

                  (iv) Lessee, the Parent or any of the Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the obligations of Lessee under this Agreement) or Permitted Precious Metal Consignments in excess, individually, of $25,000 owed to Lessor or any Participant or any of their Affiliates, or to any other person, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Permitted Precious Metal Consignment, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or Permitted Precious Metal Consignment or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or circumstance shall exist, the effect of which default or other event or circumstance is to cause, or to permit the holder or holders of such Indebtedness or other party to a Permitted Precious Metal Consignment (or a trustee or agent on behalf of such holder or holders or other party) to cause any such Indebtedness to become due prior to its stated maturity or any obligation thereunder to become due prior to the date contemplated therein; or any such Indebtedness of the Parent or Lessee or any of the Subsidiaries or any obligation under a Permitted Precious Metal Consignment shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof),

                  (vi) If (a) Lessee or the Parent or any Material Subsidiary shall discontinue operations, or (b) Lessee or Parent or any Material Subsidiary shall commence any Insolvency Action of any kind or admit (by answer, default or otherwise) the Material allegations of, or consent to any relief requested in, any Insolvency Action of any kind commenced against Lessee or Parent or such Material Subsidiary by its creditors or any thereof, or (c) any creditor or creditors shall commence against Lessee or Parent or any Material Subsidiary any Insolvency Action of any kind which shall remain in effect (neither dismissed nor stayed) for thirty (30) consecutive days,

                  (vii) If there shall occur a Change of Control,

                  (ix) one or more judgments or decrees shall be entered against Lessee or the Parent or any of the Subsidiaries involving a liability equal to or more than $5,000,000 in the aggregate for all such judgments and decrees for the Parent, Lessee and the Subsidiaries (excluding any judgment covered by insurance as to which the carrier has adequate claims paying ability and has not reserved its rights), and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof,"

                  1.04 Section XVI(a) of the Lease Agreement shall be amended by deleting the first sentence therein and substituting in lieu thereof the following:

                  "Lessee has adequate power and authority to enter into, and perform and observe its obligations under, this Agreement, each Schedule, each Assignment of Purchase Orders to which it is a party and all other agreements, instruments, documents and other writings related to this Agreement, including, without limitation, the Lease Documents (collectively, the "DOCUMENTS")."

                  1.05 Section XIX(j) of the Lease Agreement shall be amended by deleting the same and inserting the following in lieu thereof:



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                  "(j) Any Rent, Interim Rent or other amount not paid to Lessor when due hereunder (after any applicable grace period therefor) shall bear interest, both before and after any judgment or termination hereof, at the lesser of the Daily Lease Rate Factor then in effect plus two percent (2%) per annum or the maximum rate allowed by law. In addition, after the occurrence and during the continuance of a Default, the Daily Lease Rate Factor shall be increased by an amount equal to two percent (2%) per annum."

                  1.06 Section XXIII of the Lease Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

"XXIII. GENERAL FINANCIAL STANDARDS:

         Lessee agrees that so long as this Agreement remains in effect and thereafter until all obligations of Lessee hereunder shall have been paid and performed in full, Lessee will observe and cause to be observed each of the following:

         (a) RATIO OF CONSOLIDATED TOTAL DEBT TO CONSOLIDATED TOTAL ADJUSTED CAPITAL. At no time will the ratio, expressed as a percentage, of (x) the amount of Consolidated Total Debt to (y) Consolidated Total Adjusted Capital, exceed 50.0%.

         (b) RATIO OF CONSOLIDATED TOTAL DEBT TO CONSOLIDATED EBITDAR. The ratio at any time of (x) the amount of Consolidated Total Debt at such time to (y) Consolidated EBITDAR for the Testing Period most recently ended, will not exceed
(i) 3.50 to 1.00 for the Testing Period ending June 30, 2000, (ii) 3.25 to 1.00 for the Testing Periods ending September 30, 2000 and December 31, 2000, (iii)
3.00 to 1.00 for the Testing Periods ending March 31, 2001, June 30, 2001, and September 30, 2001; and (iv) 2.75 to 1.00 for the Testing Periods ending on and after December 31, 2001.

         (c) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. At no time will the Consolidated Fixed Charge Coverage Ratio be less than 2.00 to 1.00 for any Testing Period.

         (d) CONSOLIDATED TANGIBLE NET WORTH. At no time will the Consolidated Tangible Net Worth be less than $190,731,000 plus an amount equal to forty percent (40%) of the Consolidated Net Income of the Parent, Lessee and the Subsidiaries for the four fiscal quarters ending December 31, 2000 and each December 31 thereafter; provided, that if such Consolidated Net Income for any fiscal year is a negative figure, such Consolidated Net Income for the fiscal year in question shall be treated as zero for the purposes of this section."


                  1.07 Section XXIV of the Lease Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

"XXIV.   COVENANTS:

         Lessee agrees that so long as this Agreement remains in effect and thereafter until the Rent and all obligations of Lessee hereunder shall have been paid and performed in full, Lessee will perform and observe, and will cause the Parent and each Subsidiary to perform and observe, each of the following provisions on their respective parts to be complied with, namely:



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         (a) BOOKS, RECORDS AND INSPECTIONS. (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent, Lessee or the Subsidiaries, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of the Lessor or any of the Participants to visit and inspect any of the properties or assets of the Parent, Lessee and the Subsidiaries in whomsoever's possession, and to examine (and make copies of or take extracts from) the books of account of the Parent, Lessee and the Subsidiaries and discuss the affairs, finances and accounts of the Parent, Lessee and the Subsidiaries with, and be advised as to the same by, their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals upon reasonable notice (except that during the existence of a Default, no notice shall be required) as the Lessor or any of the Participants may request.

         (b) INSURANCE. (i) maintain insurance coverage by insurers having an A.M. Best rating of "A-" or better and being in a financial size category of "VII" or larger, or by other companies acceptable to the Lessor, and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Parent, Lessee and the Subsidiaries at the date hereof, but at a minimum shall keep themselves and all of their insurable properties insured at all times to such extent, with such deductibles, by such insurers and against such hazards and liabilities as is generally done by other business enterprises respectively similar to the Parent, Lessee and the Subsidiaries, and (ii) forthwith upon Lessor's or any Participant's written request, furnish to Lessor or such Participant such information about such insurance as Lessor or such Participant may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Lessor or such Participant and certified by an Authorized Officer of the Lessee.

         (c) PAYMENT OF TAXES AND CLAIMS. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon Lessee, the Parent and the Subsidiaries or upon their income or profits, or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Parent, Lessee or any of the Subsidiaries; PROVIDED that none of the Parent, Lessee or any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP; and PROVIDED, FURTHER, that the Parent, Lessee and the Subsidiaries will not be considered to be in default of any of the provisions of this sentence if the Parent, Lessee or any Subsidiary fails to pay any such amount or amounts that, individually or in the aggregate, do not exceed $500,000 so long as that matter is being negotiated in good faith with the applicable taxing authority.

         (d) CORPORATE FRANCHISES. Do and cause to be done all things necessary to preserve and keep in full force and effect the corporate or other organizational existence, rights, authority and franchises of the Parent, Lessee and the Subsidiaries, PROVIDED that nothing in this Paragraph (d) shall be deemed to prohibit any transaction permitted by Paragraph (m) below.

         (e) GOOD REPAIR. Ensure that the properties and equipment of the Parent, Lessee and the Subsidiaries used or useful in their business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted.

         (f) COMPLIANCE WITH STATUTES, ETC. Comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of the business of the Parent, Lessee and the Subsidiaries and the ownership of their property, other than those (i) being contested in good faith by appropriate proceedings, as to which



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adequate reserves are established to the extent required under GAAP, and (ii)
the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

         (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. Notwithstanding, and in addition to, the covenants contained in Paragraph (f) above:

                  (a) comply in all respects with all Environmental Laws applicable to the ownership, lease or use of all Real Property and personal property now or hereafter owned, leased or operated by the Parent, Lessee or any of the Subsidiaries, and promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, the noncompliance with which could reasonably be expected to have a Material Adverse Effect; and (iii) keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws which are not permitted under Paragraph (n) below.

                  (b) Without limitation of the foregoing, if the Parent, Lessee or any of the Subsidiaries shall generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by any of them, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, any such action shall be effected in compliance with all Environmental Laws applicable thereto.

                  (c) If required to do so under any applicable order of any governmental agency, take any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Parent, Lessee or any of the Subsidiaries in accordance with the requirements of all applicable Environmental Laws and in accordance with such orders of all governmental authorities, except to the extent that the Parent, Lessee or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

         (h) FISCAL YEARS, FISCAL QUARTERS. Not change its fiscal year or fiscal quarters, other than the fiscal year or fiscal quarters of a person which becomes a Subsidiary, made at the time such person becomes a Subsidiary to conform to Lessee's fiscal year and fiscal quarters.

         (i) HEDGE AGREEMENTS, ETC. In the event the Parent, Lessee or any of the Subsidiaries determine to enter into a Hedge Agreement they may do so, PROVIDED that such Hedge Agreement, when considered in light of other outstanding Hedge Agreements to which that person is a party, does not expose that person to predominantly speculative risks unrelated to the amount of assets, Indebtedness or other liabilities intended to be subject to coverage on a notional basis under such Hedge Agreement. The parties to any Financial Hedge Agreement, the calculation of credit exposure under any Financial Hedge Agreement, any intercreditor issues with the Lessor and Participants and the documentation therefor (which shall conform in all respects to ISDA standards) must be reasonably acceptable to the Lessor in all respects.

         (j) SENIOR DEBT. Ensure that (a) the claims of the Lessor and the Participants in respect of Rent and the other obligations of Lessee under this Agreement will not be subordinate to, and will in all respects at least rank PARI PASSU with, the claims of every other senior unsecured creditor of the Lessee, and (b) any Indebtedness subordinated in any manner to the claims of any other senior unsecured creditor of the Lessee will be subordinated in like manner to such claims of Lessor and the Participants.

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         (k) SECURITY DOCUMENTS. In order to secure the payment of Rent and the other obligations of Lessee, the Parent and Lessee will pledge as collateral to the Lessor, as collateral agent, the capital stock in each of the following Subsidiaries of the Parent: Williams Advanced Materials Inc., a New York corporation, Circuits Processing Technologies, Inc., a California corporation, Technical Materials, Inc., an Ohio corporation, and Brush International, Inc., an Ohio corporation. In connection with the foregoing stock pledges, the Parent and Lessee will deliver for possession by the Lessor, as collateral agent, the stock certificate(s) representing 100% of the capital stock of, or other equity or ownership interest in, such Subsidiaries and execute and deliver to the Lessor, as collateral agent, the Pledge Agreement in the form attached to the Credit Agreement as in effect on the Effective Date as Exhibit F. The Parent and Lessee will also pledge as collateral to the Lessor, as collateral agent, the capital stock of any existing Domestic Subsidiary that becomes a Material Subsidiary after the date of this Agreement and of any Domestic Subsidiary created or acquired by the Parent or Lessee or any Domestic Subsidiary after the date of this Agreement. The above-described pledges of capital stock shall grant to the Lessor, as collateral agent, a first priority perfected lien on 100% of the capital stock of each such Domestic Subsidiary that is owned by Lessee or the Parent or any Domestic Subsidiary of either of them, as the case may be.

         (l) CHANGES IN BUSINESS. None of the Parent, Lessee and any of the Subsidiaries will engage in any business if, as a result, the general nature of the business which would then be engaged in by that person would be substantially changed from the general nature of the business engaged in by the Parent, Lessee or any Subsidiary on the Effective Date.

         (m) CONSOLIDATION, MERGER, ACQUISITIONS, ASSET SALES, ETC. None of the Parent, Lessee or any of the Subsidiaries will (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation,
(3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of their property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, EXCEPT that the following shall be permitted:

                  (a) CERTAIN INTERCOMPANY MERGERS, ETC. If no Default or Potential Default shall have occurred and be continuing or would result therefrom,

                           (i) the merger, consolidation or amalgamation of any
                  Subsidiary of Lessee or Parent (other than Lessee) with or into Lessee or the Parent, PROVIDED Lessee or the Parent is the surviving or continuing or resulting corporation;

                           (ii) the Reorganization; or the merger, consolidation
                  or amalgamation of any Subsidiary of the Parent (other than Lessee) or any Subsidiary of Lessee that is not a Pledged Company with or into another Subsidiary of the Parent (other than Lessee) or another Subsidiary of Lessee, PROVIDED that the surviving or continuing or resulting corporation is a Wholly-Owned Subsidiary that is a Domestic Subsidiary directly owned by the Parent or Lessee or a Pledged Company that is a Wholly-Owned Subsidiary of the Parent or Lessee;

                            (iii) the liquidation, winding up or dissolution of
                  any Subsidiary of the Parent (other than Lessee) or any Subsidiary of Lessee, other than a Material Subsidiary;

                           (iv) the transfer or other disposition of any
                  property by any Subsidiary of the Parent or Lessee, other than Lessee or a Pledged Company, to the Parent or Lessee or to any Wholly-Owned Subsidiary directly owned by the Parent or Lessee;

                           (v) the merger, consolidation or amalgamation of any
                  Pledged Company with or into another Pledged Company; and

                           (vi) the transfer or other disposition of any
                  property by any Pledged Company to the Parent or Lessee or to another Pledged Company.

                  (b) ACQUISITIONS. If no Default or Potential Default shall have occurred and be continuing or would result therefrom, the Parent or Lessee or any Subsidiary may make any Acquisition that is a Permitted Acquisition, PROVIDED that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

                  (c) PERMITTED DISPOSITIONS. If no Default or Potential Default shall have occurred and be continuing or would result therefrom, the Parent or Lessee or any of the Subsidiaries may, except with respect to the Equipment, (i) sell any property, land or building (including any related receivables or other intangible assets) to any person, or (ii) sell the entire capital stock (or other equity interests) and Indebtedness of any Subsidiary, other than Lessee or a Material Subsidiary, owned by the Parent or Lessee or any other Subsidiary, other than Lessee or a Material Subsidiary, to any person, or (iii) permit any Subsidiary, other than Lessee or a Material Subsidiary, to be merged or consolidated with a person which is not an Affiliate of the Parent or Lessee, or (iv) consummate any other Asset Sale with a person who is not a Subsidiary of the Parent or Lessee; PROVIDED that:


                           (A) the consideration for such transaction (1)
                  represents fair value (as determined by management of Lessee), and at least 80% of such consideration consists of cash, and
                  (2) does not exceed, when aggregated with the consideration of any other transaction or transactions of the Parent, Lessee or any Subsidiary during the then current fiscal year permitted under this Paragraph (m)(c), $10,000,000,

                           (B) in the case of any such transaction involving
                  consideration equal to or in excess of $1,000,000, at least five Business Days prior to the date of completion of such transaction Lessee shall have delivered to the Lessor an officer's certificate executed on behalf of Lessee by Principal Officers of Lessee, which certificate shall contain
                  (1) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated purchase price or other consideration for such transaction,
                  (2) a certification that no Default or Potential Default has occurred and is continuing, or would result from consummation of such transaction, and (3) which shall (if requested by Lessor) include a certified copy of the draft or definitive documentation pertaining thereto; and

                           (C) contemporaneously with the completion of such
                  transaction the Parent and Lessee prepay their obligations under the Credit Agreement as and to the extent required by section 5.2 thereof; and

                  PROVIDED, FURTHER, that sales or other dispositions of inventory in the ordinary course of business or of obsolete or worn out equipment or fixtures (other than the Equipment) in the ordinary course of business may be effected without compliance with the above provisions and the amount of any such sales or other dispositions shall be excluded from any computations under this Paragraph (m)(c).

                  (d) LEASES. The Parent, Lessee and the Subsidiaries may enter into leases of property or assets not constituting Acquisitions, PROVIDED such leases are not otherwise in violation or could cause a violation of Paragraph (u) below or any other provision of this Agreement.

                  (e) CAPITAL EXPENDITURES: The Parent, Lessee and the Subsidiaries shall be permitted to make Consolidated Capital Expenditures, PROVIDED that (A) expenses for mining property, plant and equipment shall not exceed $25,000,000 during any consecutive thirty-six (36) month period, and (B) Consolidated Capital Expenditures, excluding expenses for mining property, plant or equipment, do not during any fiscal year of the Parent exceed the amount specified below:






                  --------------------------------------- ---------------------------------------

                  FISCAL YEAR ENDING                      AMOUNT

                  --------------------------------------- ---------------------------------------

                  December 31, 2000                                     $35,000,000
                  --------------------------------------- ---------------------------------------

                  December 31, 2001                                     $40,000,000
                  --------------------------------------- ---------------------------------------

                  December 31, 2002                                     $45,000,000
                  --------------------------------------- ---------------------------------------

                  December 31, 2003 and each fiscal                     $50,000,000
                  year thereafter
                  --------------------------------------- ---------------------------------------

                  (f) PERMITTED INVESTMENTS. The Parent, Lessee and the Subsidiaries shall be permitted to make the investments permitted pursuant to Paragraph (p) below.

         (n) LIENS. None of the Parent, Lessee or the Subsidiaries will create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets of any kind (real or personal, tangible or intangible) whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including consignment arrangements and including sales of accounts receivable or notes with or without recourse to the Parent, Lessee or any of the Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, EXCEPT that (i) the foregoing restrictions and the following exceptions in this paragraph shall not apply to the Equipment, which is subject to the restrictions set forth in Section V(c), and (ii) the foregoing restrictions shall not apply to:

                  (a) STANDARD PERMITTED LIENS: the Standard Permitted Liens and Liens granted to the Lessor on behalf of the Participants;

                  (b) EXISTING LIENS, ETC.: Liens (i) in existence on the Effective Date which are listed, and the Indebtedness secured thereby and the property subject thereto on the Effective Date described, in Annex IV to the Credit Agreement on the Effective Date, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, PROVIDED that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

                  (c) PURCHASE MONEY LIENS: Liens which are placed upon fixed or capital assets, acquired, constructed or improved by the Parent or Lessee or any Subsidiary, PROVIDED that (A) such Liens secure Indebtedness permitted by Paragraph (o)(c) below, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Parent, Lessee or any Subsidiary; and

                  (d) INVENTORY CONSIGNMENTS: Liens granted in connection with:
         (i) any Permitted Precious Metal Consignments; and (ii) the Master Copper Lease Agreement, dated February 17, 2000, between Lessee and FP Commodity Master Trust, by its Administrative Agent, Canadian Imperial Bank of Commerce, and only so long as the value, in United States Dollars, of the metals subject to said Master Copper Lease Agreement does not exceed an amount greater than $15,000,000 in the aggregate.

         (o) INDEBTEDNESS. None of the Parent, Lessee or any of the Subsidiaries will contract, create, incur, assume or suffer to exist any Indebtedness of the Parent, Lessee or any of the Subsidiaries, EXCEPT:

                  (a) LEASE DOCUMENTS: Indebtedness incurred under this Agreement, the Credit Agreement and the other Lease Documents;

                  (b) EXISTING INDEBTEDNESS: Existing Indebtedness; and any refinancing, extension, renewal or refunding of any such Existing Indebtedness not involving an increase in the principal amount thereof and, if involving a maturity date prior to the Maturity Date or shortening the maturity date to a date prior to the Maturity Date, not involving a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

                  (c) CERTAIN PRIORITY DEBT: to the extent not permitted by the foregoing clauses,

                           (i) Indebtedness consisting of Capital Lease
                  Obligations of the Parent, Lessee and the Subsidiaries,

                           (ii) Indebtedness consisting of obligations under
                  Synthetic Leases of the Parent or Lessee and any Subsidiary,

                           (iii) Indebtedness of the Parent, Lessee and the
                  Subsidiaries secured by a Lien referred to in Paragraph (n)(c) above,

                           (iv) Indebtedness of Foreign Subsidiaries, and

                           (v) any refinancing, extension, renewal or refunding
                  of any such Indebtedness not involving an increase in the principal amount thereof or a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice),

         PROVIDED that (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Parent and Lessee would be in compliance with Paragraph (m)(e) above and Section XXIII, and no Potential Default under Section XI(a)(i) or Default shall have occurred and be continuing or would result therefrom; and (B) the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease) of Indebtedness permitted by this clause (c), shall not exceed with respect to the Parent, Lessee and the Subsidiaries on a consolidated basis, $10,000,000;

                  (d) INTERCOMPANY DEBT: unsecured Indebtedness of any of the Subsidiaries to the Parent or Lessee or to a Wholly-Owned Subsidiary of the Parent or Lessee;

                  (e) HEDGE AGREEMENTS: Indebtedness of the Parent, Lessee and the Subsidiaries under Hedge Agreements that comply with Paragraph (i) above;

                  (f) GUARANTY OBLIGATIONS: any Guaranty Obligations permitted by Paragraph (p) below;

                  (g) CONSIGNMENT OBLIGATIONS: obligations of Lessee and Subsidiaries of the Parent in respect of Permitted Precious Metal Consignments;

                  (h) TAKE OR PAY CONTRACT IN KAZAKHSTAN: Indebtedness incurred by Lessee in connection with a take or pay arrangement for beryllium mined in Kazakhstan pursuant to the Sale and Purchase Agreement, dated as of December 21, 1999, among Lessee, Kazatomprom, Ulba Metallurgical Plant, and NUKEM, Inc., as amended by an amendment that Lessee expects to enter into after the Closing Date, provided that such amendment and any related documents are approved by the Lessor, which approval will not be unreasonably withheld, and that any Indebtedness arising in connection therewith, determined in U.S. Dollars, does not in the aggregate exceed $9,000,000 during any twelve month period;

                  (i) MEDIUM TERM NOTES: Indebtedness incurred by Lessee under any Medium-Term Notes issued pursuant to the Issuing and Paying Agency Agreement, dated as of February 1, 1990, between Lessee and Morgan Guaranty Trust Company of New York or its successor in interest, as amended or modified from time to time, not in excess of $10,000,000 aggregate principal amount outstanding at any time without the prior written consent of the Lessor, PROVIDED that at the time of incurrence thereof, and after giving effect thereto, (i) Lessee would be in compliance with Section XXIII; and (ii) no Potential Default under
         Section XI(a)(i) or Default shall have occurred and be continuing or would result therefrom; and

                  (j) ADDITIONAL UNSECURED DEBT OF THE PARENT AND LESSEE: additional unsecured Indebtedness of the Parent and Lessee, not in excess of $5,000,000 aggregate principal amount outstanding at any time, PROVIDED that at the time of incurrence thereof, and after giving effect thereto, (i) the Parent and Lessee would be in compliance with Section XXIII; and (ii) no Potential Default under Section XI(a)(i) or Default shall have occurred and be continuing or would result therefrom.

         (p) ADVANCES, INVESTMENTS, LOANS AND GUARANTY OBLIGATIONS. None of the Parent, Lessee or any of the Subsidiaries will (1) lend money or credit or make advances to any person, (2) purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or other investment in, any person, (3) create, acquire or hold any Subsidiary, (4) be or become a party to any joint venture, member of a limited liability company or partner of a partnership, or (5) be or become obligated under any Guaranty Obligations (other than those created in favor of the Participants pursuant to the Lease Documents), EXCEPT:

                  (a) the Parent, Lessee or any of the Subsidiaries may invest in cash and Cash Equivalents;

                  (b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

                  (c) the Parent, Lessee and the Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including receivables evidenced by a promissory note executed after the account debtor in question fails to make payments when due and including the acceptance of notes by Brush Wellman (Japan) Ltd. in respect of its receivables in the normal course of its business and consistent with its past practice );

                  (d) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practice;

                  (e) the existing loans, advances, investments and guarantees described in Annex V to the Credit Agreement on the Effective Date;

                  (f) investments of the Parent, Lessee and the Subsidiaries in Hedge Agreements that comply with Paragraph (i) above;

                  (g) existing investments in any Subsidiaries shall be permitted, and the creation and holding of any Wholly-Owned Subsidiary and any additional investments in any current or future Wholly-Owned Subsidiary, so long as the Parent and Lessee comply with Paragraph (k) above in connection with the creation of any Wholly-Owned Domestic Subsidiary;

                  (h) intercompany loans and advances permitted by Paragraph
         (o)(d) above;

                  (i) the Acquisitions permitted by Paragraph (m) above; and loans, advances and investments of any person which are outstanding at the time such person becomes a Subsidiary of the Parent or Lessee as a result of an Acquisition permitted by Paragraph (m) above and not created in contemplation thereof, but not any increase in the amount thereof;

                  (j) any unsecured Guaranty Obligation incurred by the Parent, Lessee or any Subsidiary with respect to (i) Indebtedness of a Wholly-Owned Subsidiary of the Parent or Lessee which is permitted under Paragraph (o) above without restriction upon the ability of the Parent, Lessee or any Subsidiary to guarantee the same, or (ii) other obligations of a Wholly-Owned Subsidiary of the Parent or Lessee which are not prohibited by this Agreement;

                  (k) any other loans, advances, investments (whether in the form of cash or contribution of property, and if in the form of a contribution of property, such property shall be valued for purposes of this clause at the fair value thereof as reasonably determined by the Parent or Lessee), in or to any corporation, partnership, limited liability company, joint venture or other business entity, not otherwise permitted by the foregoing clauses, made after the date hereof (such loans, advances and investments, collectively, "BASKET INVESTMENTS"), PROVIDED that (i) at the time of making any such Basket Investment no Default or Potential Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of Basket Investments which are so made and outstanding at any time, taking into account the repayment of any loans or advances comprising such Basket Investments, shall not, when taken together with the aggregate amount of all Guaranty Obligations of the Parent, Lessee and the Subsidiaries in respect of Indebtedness of persons other than Wholly-Owned Subsidiaries of the Parent or Lessee which are then outstanding, does not exceed $10,000,000 with respect to the Parent, Lessee and the Subsidiaries on a consolidated basis; and

                  (l) the Permitted Precious Metal Consignments.

         (q) DIVIDENDS, STOCK REPURCHASES, ETC. (a) The Parent will not directly or indirectly declare, order, pay or make any dividend (other than dividends payable solely in capital stock of the Parent) or other distribution on or in respect of any capital stock of any class of the Parent, whether by reduction of capital or otherwise, EXCEPT that the Parent may make cash dividend payments in respect of its capital stock if (i) no Potential Default under Section XI(a)(i) or Default shall have occurred and be continuing at the time of declaration or payment thereof; and (ii) after giving effect thereto the Parent and Lessee will be in compliance, on a PRO FORMA basis, with Section XXIII.

         (b) The Parent and Lessee will not directly or indirectly make, or permit any of the Subsidiaries to directly or indirectly make, any purchase, redemption, retirement or other acquisition of (x) any of their capital stock of any class (other than for a consideration consisting solely of capital stock of that person), or (y) any warrants, rights or options to acquire or any securities convertible into or exchangeable for any of their capital stock, EXCEPT that the Parent and Lessee may make cash payments for such purposes so long as the moneys used for such purposes are not proceeds of any loans under the Credit Agreement and if (i) no Potential Default under Section XI(a)(i) or Default shall have occurred and be continuing at the time of payment; (ii) after giving effect thereto the Parent and Lessee will be in compliance, on a PRO FORMA basis, with Section XXIII; and (iii) at the time of making any such cash payment and after giving effect thereto, the cumulative aggregate amount so expended for such purposes subsequent to the Effective Date does not exceed $10,000,000.

         (r) PREPAYMENTS AND REFINANCINGS OF OTHER DEBT, ETC. None of the Parent, Lessee or any of the Subsidiaries will make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of any of the Parent, Lessee or the Subsidiaries having an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease) (other than the obligations under this Agreement and intercompany loans and advances among the Parent, Lessee and the Subsidiaries permitted by Paragraph (o)(d) above); PROVIDED that the Parent or Lessee or any Subsidiary may refinance or refund any such Indebtedness not involving an increase in the principal amount thereof and, if involving a maturity date prior to the Maturity Date or shortening the maturity date to a date prior to the Maturity Date, the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease) is not increased and the weighted average life to maturity thereof (computed in accordance with standard financial practice) is not reduced by more than 10%.

         (s) TRANSACTIONS WITH AFFILIATES. None of the Parent, Lessee and any Subsidiary that is a Pledged Company will enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Parent or Lessee, Lessee or the Parent or any Wholly-Owned Subsidiary that is a Pledged Company, and in the case of a Subsidiary that is a Pledged Company, the Parent, Lessee or another Wholly-Owned Subsidiary that is a Pledged Company) other than pursuant to the reasonable requirements of the Parent's, Lessee's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Parent, Lessee or such Subsidiary than would be obtained in a comparable arm's-length transaction with a person other than an Affiliate, EXCEPT for the transactions described in Annex VII to the Credit Agreement on the Effective Date. No Subsidiary that is not a Pledged Company will enter into any transaction or series of transactions with any Affiliate (other than the Parent, Lessee or a Wholly-Owned Subsidiary) other than pursuant to the reasonable requirements of such Subsidiary's business and upon fair and reasonable terms no less favorable to such Subsidiary than would be obtained in a comparable arm's-length transaction with a person other than an Affiliate, EXCEPT for the transactions described in Annex VII to the Credit Agreement on the Effective Date.

         (t) PLAN TERMINATIONS, MINIMUM FUNDING, ETC. None of the Parent, Lessee or any ERISA Affiliate will (i) terminate any Plan or Plans so as to result in liability of the Parent, Lessee or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount which is equal to $5,000,000 as of the date of the then most recent financial statements furnished to Lessor and the Participants pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions which reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Parent, Lessee or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply in any material respect with the minimum funding standards of ERISA and the Code with respect to any Plan.

         (u) CERTAIN LEASES. None of the Parent, Lessee or any of the Subsidiaries will permit the aggregate payments (excluding any property taxes, insurance or maintenance obligations paid by the Parent, Lessee and the Subsidiaries as additional rent or lease payments) by the Parent, Lessee and the Subsidiaries on a consolidated basis under agreements to rent or lease any real or personal property for a period exceeding 12 months (including any renewal or similar option periods) (other than any leases constituting Capital Leases, Synthetic Leases or, subject to Paragraph (s) above, leases between the Parent and Lessee, between Subsidiaries or between the Parent or Lessee and a Subsidiary), to exceed in any fiscal year of the Parent an amount greater than 3.50% of the Consolidated Net Worth of the Parent and Lessee as of the date of the financial statements then most recently furnished to Lessor and the Participants under Section IV(b)(i).

         (v) LIMITATION ON CERTAIN RESTRICTIVE AGREEMENTS. None of the Parent, Lessee or any of the Subsidiaries will directly or indirectly, enter into, incur or permit to exist or become effective, any "negative pledge" covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or Lessee or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of the Parent or Lessee or any Subsidiary to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or Lessee or any Subsidiary of the Parent or Lessee, or pay any Indebtedness owed to the Parent or Lessee or a Subsidiary of the Parent or Lessee, or to make loans or advances to the Parent or Lessee or any other Subsidiaries, or transfer any of its property or assets to the Parent or Lessee or any other Subsidiaries, EXCEPT for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Lease Documents and the Credit Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Paragraphs (n)(b), (n)(c) or (n)(d) above, (vi) customary restrictions affecting only a Subsidiary of the Parent or Lessee under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Paragraph (o) above, excluding any restriction on dividends or distributions to its stockholders (vii) restrictions affecting any Foreign Subsidiary of the Parent or Lessee under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Paragraph (o) above, and customary restrictions contained in "comfort" letters and guarantees of any such Indebtedness, excluding any restriction on dividends or distributions to its stockholders (viii) any document relating to Indebtedness secured by a Lien permitted by Paragraph (n) above, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any operating lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other person.


                  1.08 Section XXV of the Lease Agreement shall be amended as follows:

                  (A) The following definitions shall be deleted: "Amendment Effective Date"; "Accumulated Funding Deficiency"; "Contingent Obligation"; "EBIT"; "EBITDA"; "Eligible Investments"; "Funded Indebtedness" "Indebtedness for Borrowed Money"; "Net Income"; "Pension Plan"; "Required Multiplier"; "Standard & Poor's"; and "Tangible Net Worth".

                  (B) The following definitions shall be amended by deleting the same and inserting the following in lieu thereof the following definitions:

         COMPANY refers to Lessee or to the Parent, as the case may be, and their Subsidiaries and COMPANIES refers to the Parent, Lessee and the Subsidiaries;

         CREDIT AGREEMENT means the Credit Agreement, dated as of June 30, 2000, among Lessee, Parent, Lessor, in its capacity as Administrative Agent and as swing line lender, and the lending institutions party thereto, as the same may be amended, modified, restated or supplemented from time to time;

         ENVIRONMENTAL LAW shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Parent, Lessee or any of the Subsidiaries relating to the environment, employee health and safety or Hazardous

         Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 ET SEQ., the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 ET SEQ. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time (all terms pertaining to Environmental Laws not defined in this Agreement shall have the meanings ascribed thereto in the respective Environmental
         Laws);

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

         GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Sections XXIII and XXIV, including defined terms as used therein, are subject (to the extent provided therein) to the following: except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if Lessee notifies Lessor that Lessee requests an amendment to any provision of Section XXIII or XXIV hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof to such provision (or if Lessor notifies Lessee that Lessor requests an amendment to any such provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the requirements of this Agreement;

         GUARANTY means the Guaranty Agreement, dated as of May 16, 2000, by the Parent in favor of Lessor, as the same may be amended, restated, modified or supplemented from time to time;

         MAXIMUM ACQUISITION Cost means with respect to the aggregate Acquisition Cost of the Equipment under all of the Schedules, $55,500,000;

         PARENT means Brush Engineered Materials Inc., an Ohio corporation and its successors and assigns;

         PORT AUTHORITY BONDS means the Toledo-Lucas County Port Authority Taxable Project Development Revenue Bonds, Series 1996 (Brush Wellman Inc. Project) in the principal amount of $13,100,000, and the Toledo-Lucas County Port Authority Taxable Project Development Revenue Bonds, Series 1997 (Brush Wellman Inc. Project) in the principal amount of $2,175,000, both of which were issued, sold and delivered by the Toledo-Lucas County Port Authority to The Prudential Insurance Company of America;

         PORT AUTHORITY LEASE means the Lease, dated as of October 1, 1996, between the Toledo-Lucas County Port Authority, as lessor, and Lessee, as lessee, as amended by the First Supplemental Lease, dated as of April 1, 1997, between National City Bank, as trustee, as lessor (as assignee of all of the lessor's rights from the Toledo-Lucas County Port Authority), relating to certain real and personal property located at 14710 West Portage River S. Road, Harris Township, Ohio 43416;

         REPORTABLE EVENT shall mean an event described in section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under the PBGC Regulations;

         SUBSIDIARY of any person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Parent and/or Lessee;

         SYNTHETIC LEASE shall mean any lease (i) which is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the "owner" of the leased property for Federal income tax purposes, including, without limitation, this Agreement;"

                  (C) The following definitions shall be inserted in proper alphabetical order:

         ACQUISITION shall mean and include (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business operated by any person who is not a Subsidiary of the Parent or Lessee, and (ii) acquisitions of a majority of the outstanding equity or other similar interests in any such person (whether by merger, stock purchase or otherwise).

         AFFILIATE shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person. A person shall be deemed to control a second person if such first person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second person or (ii) to direct or cause the direction of the management and policies of such second person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a person shall not, solely by reason of such status, be considered an Affiliate of such person; and (y) neither Lessor nor any Participant shall in any event be considered an Affiliate of the Parent, Lessee or any of the Subsidiaries.

         ASSET SALE shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Parent, Lessee or any Subsidiary) by the Parent, Lessee or any Subsidiary to any person of any of their respective assets, but excluding the sale, transfer or other disposition of the Equipment.

         AUTHORIZED OFFICER shall mean any officer or employee of Lessee designated as such in writing to Lessor by Lessee.

         CAPITAL LEASE as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that person.

         CAPITALIZED LEASE OBLIGATIONS shall mean all obligations under Capital Leases of the Parent, Lessee or any of the Subsidiaries in each case taken at the amount thereof accounted for as liabilities identified as "capital lease obligations" (or any similar words) on a consolidated balance sheet of the Parent, Lessee and the Subsidiaries prepared in accordance with GAAP.

         CASH EQUIVALENTS shall mean any of the following:

                  (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

                  (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) Lessor or any Participant or
         (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "APPROVED BANK"), in each case with maturities of not more than 180 days from the date of acquisition;

                  (iii) commercial paper issued by Lessor or any Participant or Approved Bank or by the parent company of Lessor or any Participant or Approved Bank maturing within 270 days of the date of acquisition, commercial paper issued by, or guaranteed by, any industrial or financial company, having a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within 270 days after the date of acquisition;

                  (iv) investments in money market funds or mutual funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iii) above and (v) below; and

                  (v) obligations issued or guaranteed by any state or political subdivision thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (if rated as short-term obligations) or with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may (if rated as long-term obligations).

         CASH PROCEEDS shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Parent, Lessee and/or any Subsidiary from such Asset Sale.

         CERCLA shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. Section 9601 ET SEQ.

         CHANGE OF CONTROL shall mean and include any of the following:

                  (i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Parent's Board of Directors (together with any new directors (x) whose election by the Parent's Board of Directors was, or (y) whose nomination for election by the Parent's shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office;

                  (ii) any person other than the Parent shall own all of the issued and outstanding capital stock of Lessee, or any person or group (as such term is defined in section 13(d)(3) of the 1934 Act), other than the Parent, Lessee, any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or any members of the Current Holder Group, shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 20%, on a fully diluted basis, of the economic or voting interest in the Parent's capital stock;

                  (iii) the shareholders of the Parent or Lessee approve a merger or consolidation by it with any other person, OTHER than a merger or consolidation which would result in the voting securities of the Parent or Lessee, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the voting securities of that person or such surviving or resulting entity outstanding after such merger or consolidation;

                  (iv) the shareholders of the Parent or Lessee approve a plan of complete liquidation for that person or an agreement or agreements for the sale or disposition by that person of all or substantially all of its assets; and/or

                  (v) any "change in control" or any similar term as defined in any indenture, credit agreement, note or securities purchase agreement, or other agreement or instrument governing any Indebtedness, with respect to Indebtedness of the Parent or Lessee that has an unpaid principal amount of $25,000 or greater;

As used in this definition, the term "CURRENT HOLDER GROUP" shall mean (i) those persons, if any, who as of the Effective Date have disclosed in filings with the SEC their beneficial ownership of more than 5% of the outstanding shares of capital stock of the Parent, (ii) those other persons who are officers and directors of the Parent and Lessee at the Effective Date, (iii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such person, (iv) the executors and administrators of the estate of any such person, and any court appointed guardian of any such person, and (v) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clauses (i), (ii) and
(iii) or any other persons (including for charitable purposes), so long as one or more members of the Current Holder Group has the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity;

         CODE shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the

Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor;

         COMMODITY HEDGE AGREEMENT shall mean any commodity swap agreement, forward commodity purchase agreement, forward commodity option agreement or similar agreement or arrangement;

         CONSOLIDATED AMORTIZATION EXPENSE shall mean, for any period, all amortization expenses of the Parent, Lessee and the Subsidiaries, all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         CONSOLIDATED CAPITAL EXPENDITURES shall mean, for any period, the aggregate of all expenditures for property, plant or equipment (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by the Parent, Lessee and the Subsidiaries during that period;

         CONSOLIDATED DEPLETION EXPENSE shall mean, for any period, all depletion expenses of the Parent, Lessee and the Subsidiaries, all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         CONSOLIDATED DEPRECIATION EXPENSE shall mean, for any period, all depreciation expenses of the Parent, Lessee and the Subsidiaries, all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         CONSOLIDATED EBIT shall mean, for any period, Consolidated Net Income for such period; PLUS (A) the sum (without duplication) of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) extraordinary and other non-recurring non-cash losses and charges; minus (B) extraordinary gains on sales of assets and other extraordinary or other non-recurring gains; all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         Notwithstanding anything to the contrary contained herein, the Consolidated EBIT for any Testing Period shall (x) include the appropriate financial items for any person or business unit which has been acquired by the Parent, Lessee or any Subsidiary for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit which has been disposed of by the Parent, Lessee or any Subsidiary, for the portion of such Testing Period prior to the date of disposition.

         CONSOLIDATED EBITDA shall mean, for any period, Consolidated EBIT for such period; PLUS the sum (without duplication) of the amounts for such period included in determining Consolidated Net Income of Consolidated Depreciation Expense, Consolidated Amortization Expense and Consolidated Depletion Expense, all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         Notwithstanding anything to the contrary contained herein, the Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any person or business unit which has been acquired by the Parent, Lessee or any Subsidiary for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit which has been disposed of by the Parent, Lessee or any Subsidiary, for the portion of such Testing Period prior to the date of disposition.

         CONSOLIDATED EBITDAR shall mean, for any period, Consolidated EBITDA for such period; PLUS the sum (without duplication) of the amounts for such period included in determining Consolidated Net Income of Consolidated Rental Expense, all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         CONSOLIDATED FIXED CHARGE COVERAGE RATIO means, for any Testing Period, the ratio of (a) Consolidated EBITDA for that Testing Period to (b) the sum of
(i) Consolidated Interest Expense and Consolidated Income Tax Expense for that Testing Period, plus (ii) scheduled or mandatory repayments, prepayments or redemptions during that Testing Period of the principal of Indebtedness (including Capitalized Lease Obligations and required reductions in committed credit facilities) with a final maturity date more than one year after the end of that Testing Period, plus (iii) the sum of all payments for dividends, stock repurchases or other stock redemptions, and other purposes described in Section XXIV(q), if any, in each case on a consolidated basis for the Parent, Lessee and the Subsidiaries for such Testing Period; PROVIDED that, notwithstanding anything to the contrary contained herein, the Consolidated Fixed Charge Coverage Ratio for any Testing Period shall (x) include the appropriate financial items for any person or business unit which has been acquired by the Parent, Lessee or any Subsidiary for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit which has been disposed of by the Parent, Lessee or any Subsidiary, for the portion of such Testing Period prior to the date of disposition;

         CONSOLIDATED INCOME TAX EXPENSE shall mean, for any period, all provisions for taxes based on the net income of the Parent, Lessee and the Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis in accordance with GAAP;

         CONSOLIDATED INTEREST EXPENSE shall mean, for any period, total interest expense (including that which is capitalized, that which is attributable to Capital Leases (but not to Synthetic Leases) and the pre-tax equivalent of dividends payable on Redeemable Stock) of the Parent, Lessee and the Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Parent, Lessee and the Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net obligations under Financial Hedge Agreements (except for Financial Hedge Agreements described in clause (ii) of the definition thereof), BUT EXCLUDING, HOWEVER, any interest expense in respect of Permitted Precious Metal Consignments, any amortization or write-off of deferred financing costs and any charges for prepayment penalties on prepayment of Indebtedness;

         CONSOLIDATED NET INCOME shall mean for any period, the net income (or loss) of the Parent, Lessee and the Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP;

         CONSOLIDATED NET WORTH shall mean at any time for the determination thereof: (i) all amounts which, in conformity with GAAP, would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of the Parent, Lessee and the Subsidiaries as at such date (I.E., the sum of the entries for (1) the par or stated value of common stock and preferred stock (but excluding treasury stock and capital stock subscribed and unissued), (2) paid-in capital and (3) retained earnings (or deficit)), MINUS
(ii) to the extent included in clause (i), all amounts properly attributable to minority interests, if any, in the stock or other equity of Subsidiaries; PROVIDED that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock;

         CONSOLIDATED RENTAL EXPENSE shall mean, for any period, total rental expense for all Synthetic Leases, including the interest portion of all Synthetic Leases, of the Parent, Lessee and the Subsidiaries, all as determined for the Parent, Lessee and the Subsidiaries on a consolidated basis.

         CONSOLIDATED TANGIBLE NET WORTH shall mean at any time for the determination thereof: (i) the Consolidated Net Worth of the Parent, Lessee and the Subsidiaries as at such date, MINUS the aggregate amount of goodwill and intangible assets of the Parent, Lessee and the Subsidiaries as at such date, as determined in accordance with GAAP;

         CONSOLIDATED TOTAL ADJUSTED CAPITAL shall mean at any time (i) Consolidated Total Debt at such time; PLUS (ii) Consolidated Tangible Net Worth as of the end of the most recent fiscal quarter for which the Parent's and Lessee's consolidated financial statements have been furnished to Lessor and the Participants under this Agreement; PLUS (iii) to the extent deducted in determining Consolidated Net Worth for purposes of determining Consolidated Tangible Net Worth, all amounts properly attributable to minority interests, if any, in the stock or other equity of Subsidiaries;

         CONSOLIDATED TOTAL DEBT shall mean, at any time, the sum (without duplication) of the principal amount (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease, or the higher of liquidation value or stated value, in the case of Redeemable Stock) of all Indebtedness of the Parent, Lessee and of the Subsidiaries, without duplication, all as determined on a consolidated basis, PROVIDED that for purposes of this definition none of the following obligations shall be considered in determining Consolidated Total
Debt: obligations under (i) Hedge Agreements, (ii) Permitted Precious Metal Consignments, (iii) the Gold-denominated loan under the Master Precious Metal Transaction Agreement, dated March 10, 1993, among Lessee, Williams Advanced Materials Inc., one of its subsidiaries, Technical Materials Inc. and Canadian Imperial Bank of Commerce to the extent that the payment obligations of Lessee thereunder do not exceed payments in respect of 23,781 ounces of gold, and (iv) the obligations of Lessee in respect of the agreement described in Section XXIV(o)(h) to the extent that those obligations do not exceed $6,000,000 during any twelve month period;

         DOLLARS, U.S. DOLLARS, DOLLARS and the sign "$" each means lawful money of the United States;

         DOMESTIC SUBSIDIARY shall mean any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any United States possession, the chief executive office and principal place of business of which is located in, and which conducts the majority of its business within, the United States of America and its territories and possessions;

         EFFECTIVE DATE shall mean the date on which the conditions set forth in
Article II of the Consolidated Amendment No. 1 to Master Lease Agreement and Equipment Schedules, dated as of June 30, 2000, between Lessee and Lessor are satisfied;

         ENVIRONMENTAL CLAIMS shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter "CLAIMS"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

         ERISA AFFILIATE shall mean each person (as defined in section 3(9) of ERISA) which together with the Parent, Lessee or any Subsidiary would be deemed to be a "single employer" (i) within the meaning of section 414(b),(c), (m) or
(o) of the Code or (ii) as a result of the Parent's, Lessee's or that Subsidiary's being or having been a general partner of such person;

         EXISTING INDEBTEDNESS shall have the meaning provided in section 7.18 of the Credit Agreement as in effect on the Effective Date;

         EXISTING INDEBTEDNESS AGREEMENTS shall have the meaning provided in section 7.18 of the Credit Agreement as in effect on the Effective Date;

         FINANCIAL HEDGE AGREEMENT shall mean (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement; and (ii) any currency swap agreement, forward currency purchase agreement or similar agreement or arrangement;

         FOREIGN SUBSIDIARY shall mean any Subsidiary that is not a Domestic Subsidiary;

         GENERAL PERMITTED LIENS shall mean Liens described in Section XXIV(n);

         GUARANTY OBLIGATIONS shall mean as to any person (without duplication) any obligation of such person guaranteeing any Indebtedness ("PRIMARY INDEBTEDNESS") of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor,
(b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or
(d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith;

         HAZARDOUS MATERIALS shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous wastes", "restrictive hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar meaning and regulatory effect, under any applicable Environmental Law;

         HEDGE AGREEMENT shall mean any Commodity Hedge Agreement and any Financial Hedge Agreement;

         INDEBTEDNESS of any person shall mean without duplication:

                  (i) all indebtedness of such person for borrowed money;

                  (ii) all bonds, notes, debentures and similar debt securities of such person;

                  (iii) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such person;

                  (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder;

                  (v) all obligations, contingent or otherwise, of such person in respect of bankers' acceptances;

                  (vi) all Indebtedness of a second person secured by any Lien on any property owned by such first person, whether or not such Indebtedness has been assumed;

                  (vii) all Capitalized Lease Obligations of such person;

                  (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such person;

                  (ix) all obligations of such person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations;

                  (x) all net obligations of such person under Hedge Agreements;

                  (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

                  (xii) the stated value, or liquidation value if higher, of all Redeemable Stock of such person; and

                  (xiii) all Guaranty Obligations of such person;

PROVIDED that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) that are no more than forty-five days delinquent, shall constitute Indebtedness; and (y) the Indebtedness of any person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such person is a general partner) to the extent such person is liable thereon as a result of such person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such person is not liable thereon.

         LEASE DOCUMENTS shall mean this Agreement, any Security Documents and the Schedules;

         LEASE PARTY shall mean each of the Parent, Lessee and any other person that is a party to any of the Lease Documents;

         LEASEHOLDS of any person means all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures;

         MATERIAL ADVERSE EFFECT shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, prospects, assets, liabilities or condition (financial or otherwise) of, when used with reference to the Parent, Lessee and/or any of the Subsidiaries, the Parent, Lessee and the Subsidiaries, taken as a whole, or when used with reference to any other person, such person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of each of the Lease Parties to perform its obligations under the Lease Documents to which it is a party; (iii) any material adverse effect on the ability of the Parent, Lessee and the Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Lease Party, of any of the Lease Documents to which it is a party;

         MATERIAL SUBSIDIARY shall mean, at any time, with reference to any person, any Subsidiary of such person (i) that has assets at such time comprising 5% or more of the consolidated assets of such person and the Subsidiaries, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year), represent 5% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such person and the Subsidiaries for such fiscal year. In addition, Material Subsidiary shall include any Subsidiary as to which any part of the capital stock thereof is pledged or is required to be pledged to Lessor, as collateral agent, under the Pledge Agreement;

         MATURITY DATE shall mean the Maturity Date as that term is defined in the Credit Agreement;

         MULTIEMPLOYER PLAN shall mean a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Parent, Lessee or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions;

         MULTIPLE EMPLOYER PLAN shall mean an employee benefit plan, other than a Multiemployer Plan, to which the Parent, Lessee or any ERISA Affiliate, and one or more employers other than the Parent, Lessee or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent, Lessee or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

         NET CASH PROCEEDS shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (i) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale,
(ii) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (iii) incremental income taxes paid or payable as a result thereof;

         OPERATING LEASE as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee which, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that person;

         PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor thereto;

         PERMITTED ACQUISITION shall mean and include any Acquisition as to which all of the following conditions are satisfied:

                  (i) such Acquisition involves a line or lines of business which is complementary to the lines of business in which the Parent, Lessee or a Subsidiary, as the case may be, making the Acquisition is engaged on the Effective Date, UNLESS Lessor specifically approve or consent to such Acquisition in writing;

                  (ii) such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling person or the person whose equity interests are to be acquired, UNLESS Lessor and all of the Participants specifically approve or consent to such Acquisition in writing;

                  (iii) if as a result of an Acquisition a person becomes a Subsidiary of the Parent or Lessee, such Subsidiary shall be a Wholly-Owned Subsidiary;

                  (iv) the aggregate consideration for such Acquisition and all other Permitted Acquisitions completed in within the preceding 12 month period, including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired person or persons, does not exceed $25,000,000, UNLESS Lessor specifically approves or consents to such Acquisition, such approval or consent not to be unreasonably withheld; PROVIDED that no such approval or consent shall be effective to permit an Acquisition which would result in such aggregate consideration exceeding $30,000,000 unless Lessor and all of the Participants join in such consent or approval; and

                  (v) the Parent and Lessee would, after giving effect to such Acquisition, be in compliance, on a PRO FORMA basis, with the financial covenants contained in Section XXIII (which compliance shall be evidenced by the execution and delivery of a PRO FORMA compliance covenant certificate by Lessee to Lessor at least fourteen days prior to the closing of the Permitted Acquisition), such PRO FORMA ratios being determined:

                           (A) as if (x) such Acquisition had been completed at
                  the beginning of the most recent period of four consecutive fiscal quarters of the Parent and Lessee for which financial information for the Parent and Lessee and the business or person to be acquired, is available, and (y) any such Indebtedness incurred to finance such Acquisition had been outstanding for such period; and

                           (B) without giving effect to any credit for
                  unobtained or unrealized gains in connection with such Acquisition, but taking into account such adjustments to the overhead of such properties and assets as may reasonably be determined and specified by Lessee to reflect the overhead generally applicable to similar properties and assets owned by the Parent, Lessee and the Subsidiaries, as and to the extent Lessor determines (acting on instructions from the Required Participants) such adjustments to be reasonable and appropriate under the particular circumstances);

PROVIDED, that the term Permitted Acquisition specifically excludes any loans, advances or minority investments otherwise permitted pursuant to section 9.5.

         PERMITTED PRECIOUS METAL CONSIGNMENTS shall mean precious metals inventory of Lessee or any other Subsidiary that deals in precious metals that is subject to any precious metal consignment arrangement described in Annex VI of the Credit Agreement as in effect on the Effective Date (regardless of whether styled as a lease, consignment, sub-consignment or debt) or that are approved by Lessor, which approval will not be unreasonably withheld, but only to the extent that the aggregate value, in U. S. Dollars, of the precious metals subject to all those consignment arrangements does not exceed an amount greater than $140,000,000;

         PERSON OR PERSON shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof;

         PLAN shall mean any pension plan as defined in Section 3(2) of ERISA and any multiemployer or single-employer plan as defined in section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) the Parent, Lessee or a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Parent, Lessee, or a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan;

         PLEDGE AGREEMENT shall mean the Pledge Agreement, of even date herewith, between the Parent, Lessee and Lessor, as collateral agent, as the same may be amended or modified from time to time, which secures the obligations of Lessee and the Parent under the Credit Agreement and the obligations of Lessee under this Agreement and the Schedules;

         PLEDGED COMPANY shall mean a Material Subsidiary the capital stock of which, or other equity or ownership interest in which, has been pledged to Lessor, as collateral agent, under the Pledge Agreement;

         PRINCIPAL OFFICER shall mean any officer of the Parent or Lessee whose title is (including any title which is substantially the same as): (i) Chief Executive Officer, (ii) President, (iii) Chief Financial Officer or Vice President-Finance, or (iv) Treasurer;

         PROHIBITED TRANSACTION shall mean a transaction with respect to a Plan that is prohibited under section 4975 of the Code or section 406 of ERISA and not exempt under section 4975 of the Code or section 408 of ERISA;

         RCRA shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 ET SEQ;

         REAL PROPERTY of any person shall mean all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds;

         REDEEMABLE STOCK shall mean with respect to any person any capital stock or similar equity interests of such person that (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Maturity Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, or at the option of the holder or holders thereof, or otherwise, at any time prior to the Maturity Date, other than any such redemption, repurchase or retirement occasioned by a "change of control" or similar event;

         REORGANIZATION shall mean the transactions described in Annex VIII to the Credit Agreement as in effect on the Effective Date;

         SALE AND LEASE-BACK TRANSACTION shall mean any arrangement with any person providing for the leasing by the Parent, Lessee or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent, Lessee and a Subsidiary or between Subsidiaries subject to Section XXIV(s), which property has been or is to be sold or transferred by the Parent, Lessee or such Subsidiary to such person;

         S&P shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and its successors;

         SECURITY DOCUMENTS shall mean the Pledge Agreement, the Guaranty and each other document pursuant to which any Lien or security interest is granted by the Parent, Lessee or any Subsidiary to Lessor as security for any of the obligations of Lessee to Lessor under or relating to this Agreement and the Schedules;

         SOLVENT shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged;

         STANDARD PERMITTED LIENS shall mean the following:

                  (i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

                  (ii) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, which do not in the aggregate detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Parent, Lessee or any Subsidiary;

                  (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and mechanic's Liens, carrier's Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

                  (iv) easements, rights-of-way, zoning or deed restrictions, minor defects or irregularities in title and other similar charges or encumbrances not adversely affecting in any material respect the ordinary conduct of the business of the Parent, Lessee or any of the Subsidiaries considered as an entirety;

                  (v) Liens arising from judgments, decrees or attachments in circumstances not constituting a Default under Section XI(a)(ix); and

                  (vi) Leases or subleases granted to others not interfering in any material respect with the business of the Parent, Lessee or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement.

         TESTING PERIOD shall mean for any determination, a single period consisting of the four consecutive fiscal quarters of the Parent and Lessee then last ended (whether or not such quarters are all within the same fiscal year), EXCEPT that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters of the Parent and Lessee then last ended which are so indicated in such provision; and

         UCC shall mean the Uniform Commercial Code.

         UNFUNDED CURRENT LIABILITY of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

         UNITED STATES AND U.S. each means United States of America.

         WHOLLY-OWNED SUBSIDIARY shall mean each Subsidiary of the Parent or Lessee at least 95% of whose capital stock, equity interests and partnership interests, other than director's qualifying shares or similar interests, are owned directly or indirectly by the Parent or Lessee, as the case may be.

                  1.09 Exhibit No. 2, Exhibit No. 3 and Exhibit No. 4 to the Lease Agreement are deleted and Exhibit No. 2, Exhibit No. 3 and Exhibit No. 4 attached to this Amendment are inserted in lieu thereof.

                        SECTION II - CONDITIONS PRECEDENT

                  2.01 It is a condition precedent to the effectiveness of this Amendment that, prior to or on the date hereof, the following items shall have been delivered to Lessor (in form and substance acceptable to Lessor):

                  (a) The Credit Agreement executed by Lessee and the Parent in form satisfactory to Lessor;

                  (b) Lessee and the Parent shall have executed and delivered to Lessor the Pledge Agreement in the form attached to the Credit Agreement as Exhibit F, and Lessee shall have executed and delivered to Lessor an Amended and Restated Equipment Schedule--Schedule No. 1 in the form of Exhibit No. 2 to this Amendment with the blanks appropriately completed (the "Restated Equipment Schedule").

                  (c) Lessee's secretary shall have certified to Lessor (i) a copy of resolutions duly adopted by Lessee's board of directors in respect of this Amendment, the Restated Equipment Schedule and the Pledge Agreement, (ii) true and correct copies of Lessee's current Articles of Incorporation and Code of Regulations, (iii) the names and true signatures of the officers of Lessee authorized to sign this Amendment on behalf of Lessee, and (iv) that no "Default" or "Potential Default" (as those terms are defined in the Lease Agreement) exists.

                  (d) Lessee shall have caused the Parent's secretary to certify to Lessor (i) a copy of resolutions duly adopted by Parent's board of directors in respect of the Pledge Agreement, (ii) true and correct copies of its current Articles of Incorporation and Code of Regulations, and (iii) the names and true signatures of the officers of Parent authorized to sign the Guaranty on behalf of Parent.

                  (e) Counsel for Lessee and the Parent shall have rendered to Lessor a written opinion as to the enforceability of this Amendment, the Restated Equipment Schedule and the Pledge Agreement, in form and substance satisfactory to Lessor.

                  (f) Lessee shall have delivered certificates of good standing for Lessee and Parent issued by the Secretary of State of the State of Ohio.

                  (g) Lessee shall have delivered or caused to be delivered such other documents as Lessor may reasonably request.

                  2.02 If Lessor shall consummate the transactions contemplated hereby prior to the fulfillment of any of the conditions precedent set forth above, the consummation of such transactions shall constitute only an extension of time for the fulfillment of such conditions and not a waiver thereof.

                  SECTION III - REPRESENTATIONS AND WARRANTIES

                  3.01 Lessee hereby represents and warrants to Lessor as follows:

                  (A) That all representations and warranties set forth in the Lease Agreement and the Restated Equipment Schedule, as amended hereby, are true and correct in all material respects, and that this Amendment, the Restated Equipment Schedule and the Pledge Agreement have been executed and delivered by duly authorized officers of Lessee and the Parent, as the case may be, and constitute the legal, valid and binding obligations of Lessee and the Parent, as the case may be, enforceable against Lessee and the Parent, as the case may be, in accordance with their respective terms.

                  (B) That the execution, delivery and performance by Lessee of this Amendment, the Restated Equipment Schedule and the Pledge Agreement and its performance of the Lease Agreement, the Restated Equipment Schedule and the other Equipment Schedules, as amended hereby, and the Pledge Agreement have been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of

Incorporation, the Code of Regulations or any other instrument of corporate governance of Lessee, or (c) any provision of any indenture, agreement or other instrument to which Lessee is a party, or by which Lessee or any of its properties or assets are or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

         SECTION IV - ACKNOWLEDGMENTS CONCERNING OUTSTANDING OBLIGATIONS

                  4.01 Lessee acknowledges and agrees that, as of the date hereof, all of Lessee's outstanding obligations to Lessor under the Lease Agreement and all Schedules thereto are owed without any offset, deduction, defense or counterclaim of any nature whatsoever.

                             SECTION V - REFERENCES

                  5.01 On and after the effective date of this Amendment, as used in the Lease Agreement, the terms "Master Lease Agreement", "Lease Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean the Lease Agreement as amended and modified by this Amendment. The Lease Agreement, as amended by this Amendment, together with the other Documents, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. To the extent any amendment set forth in the First Amendment, the Second Amendment, the Third Amendment, or the Fourth Amendment is omitted from this Amendment, the same shall be deemed eliminated as between Lessee and Lessor effective as of the effective date hereof.

                           SECTION VI - MISCELLANEOUS

                  6.01 This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law, without reference to principles of conflict of laws.

                  6.02 Lessee agrees to pay to Lessor, for itself and the account of each Participant on a pro-rata basis, a fee in an amount equal to $134,483 at the time this Amendment is executed and delivered by Lessor and to pay on demand all costs and expenses of Lessor, including reasonable attorneys' fees and expenses, in connection with the preparation, execution and delivery of this Amendment and the related documents.

                  6.03 This Amendment is executed in accordance with and subject to Section XIX(g) of the Lease Agreement. Except as expressly set forth in
Section 3 of this Amendment, (1) the execution, delivery and performance by Lessee of this Amendment shall not constitute, or be deemed to be or construed as, a waiver of any right, power or remedy of Lessee, or a waiver of any provision of the Lease Agreement, and (2) none of the provisions of this Amendment shall constitute, or be deemed to be or construed as, a waiver of any "Default" or any "Potential Default," as those terms are defined in the Lease Agreement.


                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

LESSOR:                                              LESSEE:

NATIONAL CITY BANK,                                  BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR
CERTAIN PARTICIPANTS


By:___________________________________               By:___________________________________

Name:_________________________________               Name:_________________________________

Title:________________________________               Title:________________________________

                  THE FOREGOING AMENDMENT is hereby acknowledged, consented and agreed to by each of the undersigned by their respective duly authorized officers as of the day and year first above written.

Address:                                             FIFTH THIRD BANK, NORTHEASTERN
                                                     OHIO

         1404 East Ninth Street
         Cleveland, Ohio 44114                       By:___________________________________

                                                     Title:________________________________


Address:                                             BANK ONE, MICHIGAN

         611 Woodward
         Detroit, Michigan 48226                     By:___________________________________
         Fax:  (313) 225-1212
                                                     Title:________________________________


Address:                                             HARRIS TRUST AND SAVINGS BANK
         P.O. Box 755 (111/10W)
         Chicago, Illinois 60690-0755                By:____________________________________
         Fax:  (312) 461-5225
                                                     Title:_________________________________


Address:                                             FIRSTAR BANK, N.A.

         1350 Euclid Avenue, ML 4432
         Cleveland, Ohio 44115                       By:____________________________________
         Fax:  (216) 623-9208
                                                     Title:_________________________________

                                  EXHIBIT NO. 2

                               EQUIPMENT SCHEDULE

                               SCHEDULE NO. ______
                 DATED THIS ________ DAY OF _____________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

Lessor & Mailing Address:                   Lessee & Mailing Address:

NATIONAL CITY BANK,                         BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR                 17876 St. Clair Avenue
CERTAIN PARTICIPANTS                        Cleveland, Ohio 44110
1900 East 9th Street
Cleveland, Ohio 44114

This Equipment Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("Agreement;" said Agreement and this Schedule being collectively referred to as "Lease"). This Equipment Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A.       EQUIPMENT.
         ---------

         Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Equipment listed on Annex A attached hereto and made a part hereof.

B.       FINANCIAL TERMS.
         ---------------

         1. Capitalized Lessor's Cost: $______________________ (being an amount equal to funds disbursed and Interim Rent accrued and unpaid in respect of the Equipment and its parts and components during the Interim Lease Period).

         2. Daily Lease Rate Factor: LIBOR Rate plus the Applicable Margin per annum.

         3. Basic Term: The thirty-three month period commencing on the Basic Term Commencement Date.

         4.       Basic Term Commencement Date: March 15, 1999.

         5. Equipment Location: Lessee's plant in 14710 W. Portage River South Road, Harris Township, Ottawa County, Ohio 43416.

         6.       Lessee Federal Tax ID No.:  34-0119320

         7. Lessee agrees and acknowledges that the Capitalized Lessor's Cost of the Equipment as stated on the Schedule is equal to the fair market value of the Equipment on the date hereof.

         8. Renewal Term: Each Renewal Term will consist of a one-year period, and subject to Section XVIII(b), Lessee may elect up to seven (7) Renewal Terms.

         9. Maximum Lease Term: The Term shall not exceed twelve (12) years.

         10.      Stipulated Loss Values:  See Annex D.

         11.      Termination Values:  See Annex D.

         12. Assumed Interest Rate: __________% (which will be determined three (3) Business Days before the date of execution of this Schedule).

         13.      Last Delivery Date:  February 15, 1999.

C.       TERM AND RENT.
         -------------

         1. Basic Term and Renewal Term Rent. Commencing on the Basic Term Commencement Date and payable, in arrears, on the same day of each quarter thereafter (each, a "Rent Payment Date") during the Basic Term ("Basic Term Rent") and any Renewal Term ("Renewal Term Rent"), Lessee shall pay as Rent quarterly installments of (a) interest on the unamortized portion of the unpaid Capitalized Lessor's Cost as of the immediately preceding Rent Payment Date (after application of the Rent paid on such date) at the Daily Lease Rate Factor for the Interest Period following such immediately preceding Rent Payment Date and (b) of principal in the principal amounts described on the Amortization Schedule attached as Annex E. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Said Rent consists of principal and interest components, such principal components being as provided in the Amortization Schedule attached hereto as Annex E.

         As used herein, the following terms shall have the following meanings:

         "APPLICABLE MARGIN" the particular rate per annum determined by the Lessor in accordance with the Pricing Grid Table which appears below, based on the ratio of Consolidated Total Debt to Consolidated EBITDAR and such Pricing Grid Table, and the following provisions:

                  (i) Initially, until changed hereunder in accordance with the following provisions, the Applicable Margin will be 250 basis points per annum.

                  (ii) Commencing with the fiscal quarter of the Lessee ended on or nearest to June 30, 2000, and continuing with each fiscal quarter thereafter, the Lessor will determine the Applicable Margin in accordance with the Pricing Grid Table, based on the ratio of (x) Consolidated Total Debt as of the end of the fiscal quarter, to (y) Consolidated EBITDAR for the Testing Period ended on the last day of the fiscal quarter, and identified in such Pricing Grid Table. Changes in the Applicable Margin based upon changes in such ratio shall become effective on the first day of the month following the receipt by the Lessor pursuant to section IV(b)(i) or (ii), as applicable, of the financial statements of the Lessee and the Parent, accompanied by the certificate and calculations referred to in section IV(b)(iii), demonstrating the computation of such ratio, based upon the ratio in effect at the end of the applicable period covered (in whole or in part) by such financial statements.

                  (iii) Notwithstanding the above provisions, during any period when (A) the Lessee has failed to timely deliver or caused to be delivered the financial statements referred to in section

         IV(b)(i) or (ii), accompanied by the certificate and calculations referred to in section IV(b)(iii), (B) a Potential Default under section XI(a)(1) has occurred and is continuing, or (C) a Default has occurred and is continuing, the Applicable Margin shall each be the highest rate per annum indicated therefor in the Pricing Grid Table, regardless of the ratio of Consolidated Total Debt to Consolidated EBITDAR at such time, plus 200 basis points.

                  (iv) Any changes in the Applicable Margin shall be determined by the Lessor in accordance with the above provisions and the Lessor will promptly provide notice of such determinations to the Lessee. Any such determination by the Lessor pursuant to these provisions shall be conclusive and binding absent manifest error.

                               PRICING GRID TABLE
                           (EXPRESSED IN BASIS POINTS)

                      -------------------------------------------------------------------------------------------


                      RATIO OF                                                             APPLICABLE EURODOLLAR
                      CONSOLIDATED TOTAL DEBT                                              MARGIN FOR GENERAL
                      TO                                                                   REVOLVING LOANS
                      CONSOLIDATED EBITDAR

                      -------------------------------------------------------------------------------------------

                      greater than 3.00 to 1.00 and less than 3.50 to 1.00                                 250.00

                      -------------------------------------------------------------------------------------------

                      greater than 2.50 to 1.00 and less than or equal to 3.00 to 1.00                     225.00

                      -------------------------------------------------------------------------------------------

                      greater than 2.00 to 1.00 and less than or equal to 2.50 to 1.00                     200.00

                      -------------------------------------------------------------------------------------------

                      less than or equal to 2.00 to 1.00                                                   175.00

                      -------------------------------------------------------------------------------------------

         "INTEREST PERIOD" shall mean the period beginning on the Basic Term Commencement Date and ending on the next Rent Payment Date, and each subsequent quarterly period.

         "LIBOR RATE" shall mean, with respect to any Interest Period occurring during the term of the Lease, (i) the rate per annum which appears on page 3750 of the Telerate Screen (or on any successor or substitute page, or on any electronic publication of a recognized service organization providing comparable rate quotations, in any case as determined from time to time by the Lessor) for deposits of $1,000,000 in same day funds for a maturity corresponding to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets which may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

         In the event that such rate is not available at such time for any reason, the rate referred to in clause (i) above shall be the interest rate per annum equal to the average (rounded upward to the nearest 1/16th of 1% per annum), of the rate per annum at which U.S. Dollar deposits of $1,000,000 for a maturity corresponding to the Interest Period are offered to each of the Reference Banks by prime banks in the London interbank Eurodollar market, determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

         "Reference Banks" shall mean (i) National City Bank, and (ii) any other bank or banks selected as a Reference Bank by National City Bank.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve (or any successor thereto), as amended or supplemented from time to time.

         If at any time Lessor or any Participant (or, without duplication, the bank holding company of which such Participant is a subsidiary) determines that either adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or it becomes impractical for Lessor or any Participant to obtain funds to make or maintain the financing hereunder with interest at the LIBOR Rate, or Lessor or any Participant reasonably determines that, as a result of changes to applicable law after the date of execution of the Agreement, or the adoption or making after such date of any interpretations, directives or regulations (whether or not having the force of law) by any court, governmental authority or reserve bank charged with the interpretation or administration thereof, it shall be or become unlawful or impossible to make, maintain, or fund the transaction hereunder at the LIBOR Rate, then Lessor promptly shall give notice to Lessee of such determination and Lessor and Lessee shall negotiate in good faith a mutually acceptable alternative method of calculating the Daily Lease Rate Factor and shall execute and deliver such documents as reasonably may be required to incorporate such alternative method of calculating the Daily Lease Rate Factor in this Schedule, within thirty (30) days after the date of Lessor's notice to Lessee. If the parties are unable mutually to agree to such alternative method of calculating the Daily Lease Rate Factor in a timely fashion, (a) effective on the commencement of the next succeeding Interest Period or the date that it becomes impractical for Lessor or any Participant to maintain the financing hereunder with interest at the LIBOR Rate as aforesaid, as case may be, the Daily Lease Rate Factor shall become a floating rate equal to the Federal Funds Rate plus sixty (60) basis points, and (b) on the Rent Payment Date next succeeding the expiration of such thirty (30) day period Lessee shall purchase all (but not less than all) of the Equipment described on all Schedules executed pursuant to the Agreement and shall pay to Lessor, in cash, the purchase price for the Equipment so purchased, determined as hereinafter provided. (As used herein, "Federal Funds Rate" means the rate of interest, as reasonably determined by Lessor, paid by or available to Lessor for the purchase of "federal funds" at the time or times in question on a daily overnight basis.) The purchase price of the Equipment shall be an amount equal to the Stipulated Loss Value of such Equipment calculated in accordance with Annex D as of the date of payment, together with all rent and other sums then due on such date, plus all taxes and charges upon sale and all other reasonable and documented expenses incurred by Lessor in connection with such sale. Upon satisfaction of the conditions specified in this Paragraph, Lessor will transfer, on an AS IS, WHERE IS BASIS, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment and other matters (except that Lessor shall warrant that it conveyed whatever interest it received in such Equipment free and clear of any Lien created by Lessor). Lessor shall execute and deliver to Lessee such Uniform Commercial Code statements of termination as reasonably may be required in order to terminate any interest of Lessor in and to the Equipment.

         2. If the Rent Payment Date or any Rent Payment Date is not a Business Day, the Rent otherwise due on such date shall be payable on the immediately preceding Business Day.

         3. Lessee shall pay to Lessor, for the account of each Participant, from time to time the amounts as such Participant may determine to be necessary to compensate it for any costs which such Participant determines are attributable to its making or maintaining its interest in the Lease and the Equipment (the "Interest") or any reduction in any amount receivable by such Participant in respect of any such Interest (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change (as defined below) which:

                  (i) changes the basis of taxation of any amounts payable to Lessor for the account of such Participant in respect of such Interest (other than taxes imposed on or measured by the overall net income of such Participant in respect of the interest by the jurisdiction in which such Participant has its principal office or its lending office); or

                  (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Participant; or

                  (iii) imposes any other condition affecting this Lease or any Interest.

For purposes hereof, "Regulatory Change" shall mean any change after the date of this Lease in United States federal, state or foreign law or regulations (including, without limitation, Regulation D or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including any Participant or under any United States federal, state or foreign law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         Without limiting the effect of the foregoing Paragraph (but without duplication), Lessee shall pay to Lessor, for the account of each Participant, from time to time on request such amounts as such Participant may determine to be necessary to compensate such Participant (or, without duplication, the bank holding company of which such Participant is a subsidiary) for any costs which it determines are attributable to the maintenance by such Participant (or any lending office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of such Participant's Interest (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Participant (or any lending office or bank holding company) to a level below that which such Participant (or any lending office or bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Paragraph, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

         Each Participant shall notify Lessee of any event occurring after the date of this Lease that will entitle such Participant to compensation under the preceding two Paragraphs as promptly as practicable, but in any event within thirty (30) days, after such Participant obtains actual knowledge thereof; provided, that (i) if such Participant fails to give such notice within thirty
(30) days after it obtains actual knowledge of such an event, such Participant shall, with respect to compensation payable pursuant to the preceding two Paragraphs in respect of any costs resulting from such event, only be entitled to payment under the referenced Paragraphs for costs incurred from and after the date thirty (30) days prior to the date that such Participant does give such notice, and (ii) such Participant will designate a different lending office for the Interest if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Participant, be disadvantageous to such Participant. Each Participant will furnish to Lessee a certificate setting forth the basis and amount of each request by such Participant for compensation under the preceding two Paragraphs. Determinations and allocations by each Participant for purposes of the preceding two Paragraphs shall be conclusive, absent manifest error.

D.       INSURANCE.

         1. Public Liability: $1,000,000 total liability per occurrence and $2,000,000 in the aggregate, with excess liability in umbrella form of $10,000,000 per occurrence and in the aggregate, with a maximum deductible amount of (a) $1,500,000 per occurrence or (b) an amount equal to $1,500,000 per occurrence plus the amount of any reserves specifically allocated by Lessee for this type of liability that are satisfactory to Lessor, but in no event greater than $2,500,000 per occurrence.

         2. Casualty and Property Damage: An amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment, with a maximum deductible amount of $1,000,000 per occurrence.

E.       FIXED PURCHASE PRICE AND RESIDUAL RISK AMOUNT


                                           Fixed Purchase Price                        Residual Risk Amount
                                          (Percent of Capitalized                     (Percent of Capitalized
End of                                        Lessor's Cost)                              Lessor's Cost)
------                                       ----------------                            ----------------

Basic Term                                        100.0000%                                    13.2500%
Renewal Term 1                                     92.1681%                                    11.4000%
Renewal Term 2                                     83.7655%                                    10.5000%
Renewal Term 3                                     74.7508%                                     9.5000%
Renewal Term 4                                     64.8705%                                     8.6500%
Renewal Term 5                                     54.0542%                                     7.3000%
Renewal Term 6                                     42.4499%                                     6.2500%
Renewal Term 7                                     30.0000%                                     4.7000%


The Fixed Purchase Price and Residual Risk Amount are each expressed as a percentage of the Capitalized Lessor's Cost of the Equipment.

         This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by an authorized representative of Lessor and Lessee, respectively.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                 LESSEE:

NATIONAL CITY BANK,                     BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR
CERTAIN PARTICIPANTS


By:____________________________         By:____________________________
Name:__________________________         Name:__________________________
Title:_________________________         Title:_________________________

                                     ANNEX A
                                       TO
                               SCHEDULE NO. ______
                 DATED THIS ______ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996



                            DESCRIPTION OF EQUIPMENT

                         Type and
                         Serial                   Model of                Number                   Cost per
Vendor                   Numbers                  Equipment               of Units                 Unit
------                   -------                  ---------               --------                 ----------























Initials:         __________        __________
                    Lessor            Lessee

                                     ANNEX B
                                       TO
                               SCHEDULE NO. ______
                 DATED THIS ______ DAY OF _______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                          ASSIGNMENT OF PURCHASE ORDERS

                  [See Exhibit No. 6 to Master Lease Agreement]

                                     ANNEX C
                                       TO
                               SCHEDULE NO. ______
              DATED THIS _______ DAY OF __________________, 199___
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                            CERTIFICATE OF ACCEPTANCE

To:      National City Bank,
         for Itself and as Agent for Certain Participants

         Pursuant to the provisions of the above Schedule and Master Lease Agreement (collectively, the "LEASE"; capitalized terms used but not defined herein have the meanings ascribed thereto in the Lease), Lessee hereby certifies and warrants that (a) all equipment listed in the attached invoice or invoices (the "Equipment") is in good condition, installed (if applicable), and in working order; and (b) Lessee accepts the Equipment for all purposes of the Lease, each Purchase Order relating to the Equipment and all attendant documents.

         Lessee does further certify that as of the date hereof (i) no Default or Potential Default has occurred; and (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof.



                                              BRUSH WELLMAN INC.


                                              By:_____________________________
                                              Name:___________________________
                                                       Authorized Representative



Dated:   _________________, 199__

                                     ANNEX D
                                       TO
                             SCHEDULE NO. _________
                 DATED THIS ______ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                   STIPULATED LOSS AND TERMINATION VALUE TABLE

                NO. OF RENT PAYMENT DATE                                      STIPULATED LOSS AND
         (after Basic Term Commencement Date)                                 TERMINATION VALUE*

                              1                                                  100.0000%
                              2                                                  100.0000%
                              3                                                  100.0000%
                              4                                                  100.0000%
                              5                                                  100.0000%
                              6                                                  100.0000%
                              7                                                  100.0000%
                              8                                                  100.0000%
                              9                                                  100.0000%
                             10                                                  100.0000%
                             11                                                  100.0000%
                             12                                                   98.0934%
                             13                                                   96.1529%
                             14                                                   94.1780%
                             15                                                   92.1681%
                             16                                                   90.1225%
                             17                                                   88.0407%
                             18                                                   85.9219%
                             19                                                   83.7655%
                             20                                                   81.5709%
                             21                                                   79.3374%
                             22                                                   77.0642%
                             23                                                   74.7508%
                             24                                                   72.3963%
                             25                                                   70.0000%
                             26                                                   67.4578%
                             27                                                   64.8705%
                             28                                                   62.2373%
                             29                                                   59.5574%
                             30                                                   56.8300%
                             31                                                   54.0542%
                             32                                                   51.2292%
                             33                                                   48.3540%
                             34                                                   45.4279%
                             35                                                   42.4499%
                             36                                                   39.4190%

                             37                                                   36.3344%
                             38                                                   33.1950%
                             39                                                   30.0000%

Initials: ________       _________
          Lessor         Lessee

------------------------
         *The Stipulated Loss Value and Termination Value for any unit of Equipment shall be equal to the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

                                     ANNEX E
                                       TO
                             SCHEDULE NO. _________
                  DATED THIS _____ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                              AMORTIZATION SCHEDULE

            NO. OF RENT
            PAYMENT DATE                             PERCENT OF                             PERCENT OF
          (after Basic Term                           PRINCIPAL                         REMAINING PRINCIPAL
         Commencement Date)                           PAYABLE*                               BALANCE*

                 1                                    0.0000%                                 100.0000%
                 2                                    0.0000%                                 100.0000%
                 3                                    0.0000%                                 100.0000%
                 4                                    0.0000%                                 100.0000%
                 5                                    0.0000%                                 100.0000%
                 6                                    0.0000%                                 100.0000%
                 7                                    0.0000%                                 100.0000%
                 8                                    0.0000%                                 100.0000%
                 9                                    0.0000%                                 100.0000%
                10                                    0.0000%                                 100.0000%
                11                                    0.0000%                                 100.0000%
                12                                    1.9066%                                  98.0934%
                13                                    1.9405%                                  96.1529%
                14                                    1.9749%                                  94.1780%
                15                                    2.0099%                                  92.1681%
                16                                    2.0456%                                  90.1225%
                17                                    2.0818%                                  88.0407%
                18                                    2.1188%                                  85.9219%
                19                                    2.1564%                                  83.7655%
                20                                    2.1946%                                  81.5709%
                21                                    2.2335%                                  79.3374%
                22                                    2.2732%                                  77.0642%
                23                                    2.3135%                                  74.7508%
                24                                    2.3545%                                  72.3963%
                25                                    2.3963%                                  70.0000%
                26                                    2.5422%                                  67.4578%
                27                                    2.5873%                                  64.8705%
                28                                    2.6332%                                  62.2373%
                29                                    2.6799%                                  59.5574%
                30                                    2.7274%                                  56.8300%
                31                                    2.7758%                                  54.0542%
                32                                    2.8250%                                  51.2292%
                33                                    2.8751%                                  48.3540%
                34                                    2.9261%                                  45.4279%
                35                                    2.9780%                                  42.4499%
                36                                    3.0309%                                  39.4190%

                37                                    3.0846%                                  36.3344%
                38                                    3.1393%                                  33.1950%
                39                                    3.1950%                                  30.0000%

Initials: ________       _________
          Lessor         Lessee
------------------------
         *The Principal, and the Outstanding Principal Balance as of any Rent Payment Date payment (assuming the principal payments due on each Rental Payment Date are paid when due), shall be equal to the Capitalized Lessor's Cost of the Equipment multiplied by the appropriate percentage derived from the above table.

                                     ANNEX F
                                       TO
                             SCHEDULE NO. _________
                 DATED THIS ______ DAY OF ______________, 199___
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996


         RETURN PROVISIONS: In addition to the provisions provided for in
Section X of this Lease, and provided that Lessee has elected not to exercise its purchase option pursuant to Section XVIII(d) of the Lease, Lessee shall, at its expense:

         (a) at least one hundred eighty (180) days and not more than three hundred sixty-five (365) days prior to expiration or earlier termination of the Lease, provide to Lessor a detailed inventory of all components of the Equipment. The inventory should include, but not be limited to, a listing of models and serial numbers for all components comprising the Equipment;

         (b) at least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, provide or cause the vendor(s) or manufacturer(s) to provide to Lessor the following documents: (i) one set of service manuals, blueprints, process flow diagrams and operating manuals including replacements and/or additions thereto, such that all documentation is completely up-to-date; (ii) one set of documents, detailing Equipment configuration, operating requirements, maintenance records, and other mechanical data concerning the set-up and operation of the Equipment, including replacements and/or additions thereto, such that all documentation is completely up-to-date;

         (c) at least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, make the Equipment available for on-site operational inspections by potential purchasers, under power, and provide personnel, power and other requirements necessary to demonstrate electrical and mechanical systems for each item of the Equipment;

         (d) at least ninety (90) days prior to expiration or earlier termination of the Lease, cause the manufacturer's representative or qualified equipment maintenance provider, acceptable to Lessor (the "Authorized Inspector"), to perform a comprehensive physical inspection, including testing all material and workmanship of the Equipment and if during such inspection, examination and test, the Authorized Inspector finds any of the material or workmanship to be defective or the Equipment not operating within the manufacturer's specifications, then Lessee shall repair or replace such defective material and, after corrective measures are completed, Lessee will provide for a follow-up inspection of the Equipment by the Authorized Inspector as outlined in the preceding Paragraph;

         (e) have each item of Equipment returned with an in-depth field service report detailing said inspection as outlined in Subsection (d) above. The report shall certify that the Equipment has been properly inspected, examined and tested and is operating within the manufacturer's specifications;

         (f) permit Lessor to videotape the Equipment "under power" at Lessee's or at any facility where any Equipment is located at a time during normal working hours mutually agreeable to Lessor and Lessee prior to deinstallation;

         (g) have any repairs made to the Equipment in a professional and workmanlike manner. Any Equipment enhancements or additions will revert to Lessor upon expiration or earlier termination of the

Lease and shall not affect, in an adverse manner, the Fair Market Value of the Equipment at Lease expiration. Such additions or enhancements shall be made only with prior written approval of Lessor (whose approval shall not unreasonably be withheld);

         (h) have the Equipment returned in good appearance with adequate protective coatings over all surfaces as originally painted or coated, and the Equipment shall be free from rust, and shall be in good, complete working order;

         (i) have the Equipment cleaned (including the removal of all beryllium) and approved by the necessary governmental agencies which regulate the use and operation of such Equipment so as to be available for immediate use;

         (j) properly remove all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Equipment; and

         (k) provide for the deinstallation and packing of the Equipment to include, but not be limited to, the following: (i) all process fluids shall be removed from the Equipment and disposed of in accordance with the then current waste disposal laws and regulations. At no time are materials which could be considered hazardous waste by any regulatory authority to be shipped with machinery; (ii) all internal fluids such as lube oil and hydraulic fluid are to be filled to operating levels; filler caps are to be secured and disconnected hoses are to be sealed to avoid spillage; (iii) the manufacturer's representative shall deinstall and match mark all Equipment in accordance with the specifications of the manufacturer; (iv) the Equipment shall be packed properly and in accordance with the manufacturer's recommendations; (v) Lessee shall provide for the transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to any locations within the United States of America as Lessor shall direct; and shall have the Equipment unloaded at such locations; and (vi) Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment, and Lessor shall be named as the loss payee on all such policies of insurance.

                                  EXHIBIT NO. 3

                             COMPLIANCE CERTIFICATE


                                                               -----------, ----


To:      National City Bank, for itself and as
           Agent for certain Participants
         1900 East Ninth Street
         Cleveland, Ohio  44114

Subject: Master Lease Agreement, dated as of December 30, 1996, as amended, between National City Bank, for itself and as Agent for certain Participants, as lessor, and Brush Wellman Inc., as lessee (the "Lease Agreement")

Greetings:

                  Pursuant to Section IV(b)(iii) of the Lease Agreement and in my capacity as the chief financial officer of Brush Wellman Inc., I hereby certify that to the best of my knowledge and belief (capitalized terms used, but not defined herein shall have the meanings ascribed thereto in the Lease Agreement):



      [Form to be agreed upon by Lessee and Lessor based on Section XXIII]



                                        BRUSH WELLMAN INC.



                                        By:_____________________________________
                                        Title:__________________________________

                                  EXHIBIT NO. 4

                     LIST OF EQUIPMENT AND ACQUISITION COST


====================================================================================================================
                                                                                                    TOTAL
                                                  PURCHASE ORDER NO.                                ACQUISITION
                         EQUIPMENT                    AND VENDOR                                    COST
--------------------------------------------------------------------------------------------------------------------
       1.     Walking Beam Furnace             EX90006/Seco-Warwick                                  $2,200,000.00
--------------------------------------------------------------------------------------------------------------------
       2.     Hot Mill                         EX90003/Griset Engineering                           $12,400,000.00
--------------------------------------------------------------------------------------------------------------------
       3.     Bell Aging Furnace               EX90012/RAD-CON Inc.                                  $1,550,000.00
--------------------------------------------------------------------------------------------------------------------
       4.     Slab Mill                        EX90007/Integrated Industrial Systems                 $7,350,000.00
--------------------------------------------------------------------------------------------------------------------
       5.     Finish Pickle Line               EX90010/SMS Process Lines                             $7,100,000.00
--------------------------------------------------------------------------------------------------------------------
       6.     Four-High Rolling Mill           EX90002/Griset Engineering                            $9,200,000.00
--------------------------------------------------------------------------------------------------------------------
       7.     Anneal/Pickle Line               1.  EX90009/SMS Process                              $13,400,000.00
                                                   Lines
                                                   Anneal/Pickle Line
                                               2.  EX90008/Drever Company
                                                   Cont. Anneal Line
--------------------------------------------------------------------------------------------------------------------
       8.     Degreasing Line                  EX90011/SMS Process Lines                             $2,300,000.00
--------------------------------------------------------------------------------------------------------------------
              TOTAL                                                                                 $55,500,000.00
====================================================================================================================